Exhibit 10.2
LANCE, INC.
2006 Annual Performance Incentive Plan for Officers

Purposes and	The primary purposes of the 2006 Annual Performance Incentive Plan for
Introduction	Officers are to:
•	Motivate behaviors that lead to the successful achievement of specific sales, financial and operations goals that support Lance’s stated business strategy.

•	Emphasize link between participants’ performance and rewards for meeting predetermined, specific goals.

•	Focus participant’s attention on operational effectiveness from both an earnings and an investment perspective.

•	Promote the performance orientation at Lance and communicate to employees that greater responsibility carries greater rewards.
For 2006, participants will be eligible to earn incentive awards based on performance measures for the Branded and Private label portions of the Company’s business. Branded is defined as that portion that is not Private Label, corporate or intercompany activity. Private Label is defined as the combined business of Vista Bakery, Inc. and Tamming Foods Ltd., excluding intercompany activity.
The following performance indicators for the Company will be used based on the performance measures listed on Exhibits A and B attached hereto:
1.	Net Sales Dollars is defined as sales and other operating revenue, net of returns, allowances, discounts and other sales deduction items.

2.	Gross Margin Percentage is defined as Net Sales less cost of goods sold.

3.	Operating Profit Dollars is defined as earnings before interest and taxes, excluding any gain or loss on asset disposal and excluding other net income or loss.

4.	AR and Inventory Days is defined as the sum of accounts receivables days outstanding plus inventory days outstanding.

5.	Lost Time Accident Rate is defined as the number of lost time accidents per 100 employees.

6.	Corporate EPS is defined as the fully diluted earnings per share of the Company for the 2006 fiscal year, excluding special items, which are significant one-time income or expense items.
To achieve the maximum motivational impact, plan goals and the awards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2006 Plan is approved by the Compensation Committee of the Board of Directors.
Each participant will be assigned a Target Incentive, stated as a percent of Base Salary. The Target Incentive Award, or a greater or lesser amount, will be earned at the end of the Plan Year based on the attainment of predetermined goals.
Base Salary shall be the annual rate of base compensation for the Plan Year which is set no later than April of such Plan Year.
Not later than 75 days after fiscal year-end, 100% of the awards earned will be payable to participants in cash.

Plan Year	The period over which performance will be measured is the Company’s 2006 fiscal year (the “Plan Year”).

Eligibility and Participation	Eligibility in the Plan is limited to Officers of Lance who are key to Lance’s success. The Compensation Committee of the Board of Directors will review and approve participants nominated by the President and Chief Executive Officer. Participation in one year does not guarantee participation in a following year, but instead will be reevaluated and determined on an annual basis.

Participants in the Plan may not participate in any other annual incentive plan (e.g., sales incentives, etc.) offered by Lance or its affiliates. Exhibit C includes the list of 2006 participants approved by the Compensation Committee at its April 27, 2006 meeting.

Target Incentive Awards	Each participant will be assigned a Target Incentive expressed as a percentage of his or her Base Salary. Participants may be assigned Target Incentives by position, by salary level or based on other factors as determined by the Compensation Committee.

Target Incentives will be reevaluated at least every other year, if not annually. If the job responsibilities of a position change during the year, or Base Salary is increased significantly, the Target Incentive shall be revised as appropriate.

Exhibit C lists the Target Incentive and applicable performance measures for each participant for the Plan Year. Target Incentives will be communicated to each participant as close to the beginning of the year as practicable, in writing. Final awards will be calculated by multiplying each participant’s Target Incentive by the appropriate percentage (based on performance for the year, as described below).

Performance Measures and Award Funding	The 2006 performance measures for the Company and for Branded and Private Label are attached hereto. Specific goals and related payouts are also attached hereto.

	Threshold	Target	Maximum
Award Level Funded	*%	*%	*%

[*Targets not required to be disclosed]
Percent of payout will be determined on a straight line basis from Threshold to Target and from Target to Maximum. There will be no payout unless the Threshold for the applicable performance indicator is reached.
The performance measures and specific performance indicator goals will be communicated to each participant as soon as practicable after they have been established. Final Target Incentive Awards will be calculated after the Compensation Committee has reviewed the Company’s audited financial statements for 2006 and determined the performance level achieved.
Threshold, Target and Maximum levels will be defined at the beginning of each year for each performance indicator.
The following definitions for the terms Maximum, Target and Threshold should help set the goals for each year, as well as evaluate the payouts:
•	Maximum: Excellent; deserves an above-market incentive

•	Target: Normal or expected performance; deserves market-level incentive

•	Threshold: Lowest level of performance deserving payment above base salary; deserves below-market incentive

Individual Performance	Each Officer will receive *% of his or her Target Incentive Award based on Branded performance measures and *% of his or her Target Incentive Award based on Private Label performance measures except that the President of Vista Bakery Inc. will receive *% of his Target Incentive

Award based on Branded performance measures and *% of his Target Incentive Award based on Private Label performance measures.

[*Targets not required to be disclosed.]

Form and Timing of Payments	Final award payments will be made in cash as soon as practicable after award amounts are approved by the Compensation Committee of the Board of Directors, generally within 75 days after the end of the Company’s 2006 fiscal year. All awards will be rounded to the nearest $100.

Change in Status	An employee hired into an eligible position during the year may participate in the Plan for the balance of the year on a pro rata basis.

Certain Terminations of Employment	In the event a participant voluntarily terminates employment or is terminated involuntarily before the payment date, any Award will be forfeited. In the event of death, permanent disability or retirement, the award will be paid on a pro rata basis at the higher of the Target Incentive or actual performance after the end of the Plan Year. Awards otherwise will be calculated on the same basis as for other participants. For purposes hereof, “retirement” means the participant’s termination of employment with the Company either (i) after attainment of age 65 or (ii) after attainment of age 55 with the prior consent of the Compensation Committee.

Change In Control	In the event of a Change in Control, pro rata payouts will be made at the greater of (1) Target Incentives or (2) actual results for the year-to-date, based on the number of days in the Plan Year preceding the Change in Control. Payouts will be made within 30 days after the relevant transaction has been completed.

“Change in Control” means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(i) Any Outside Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) During any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board (and any new Director, whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then in office who either were Directors at the beginning of the period or whose nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board; or

(iii) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all of the Company’s assets other than a sale or disposition of all or substantially all of the Company’s assets to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

(iv) The stockholders of the Company approve a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant if that Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the acquiring company or group or surviving entity (the “Purchaser”) except for ownership of less than one percent (1%) of the equity of the Purchaser.

“Beneficial Owner” has the meaning ascribed to such term in Section 13(d) of the Exchange Act and Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Director” means a member of the Board.

“Member of the Van Every Family” means (i) a lineal descendant of Salem A. Van Every, Sr., including adopted persons as well as persons related by blood, (ii) a spouse of an individual described in clause (i) of this Paragraph or (iii) a trust, estate, custodian and other fiduciary or similar account for an individual described in clause (i) or (ii) of this Paragraph.

“Outside Person” means any Person other than (i) a Member of the Van Every Family, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (iii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company.

“Participant” means an employee of the Company who is granted an Award under this Plan.

Withholding	The Company shall withhold from award payments any Federal, foreign, state or local income or other taxes required to be withheld.

Communications	Progress reports should be made to participants quarterly showing the year-to-date performance results and the percentage of Target Incentives that would be earned if results remain at that level for the entire year.

Executive Officers	Notwithstanding any provisions to the contrary above, participation, Target Incentive Awards and prorations for executive officers, including the President and Chief Executive Officer, shall be approved by the Compensation Committee.

Governance	The Compensation Committee of the Board of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance measures, performance objectives and final award determination. The Committee retains the discretion to adjust any award due to extraordinary events such as acquisitions, dispositions, required accounting adjustments or similar events; anomalies affecting the calculations under a performance measure or where fairness to participants or the Company require an adjustment. The decisions of the Committee shall be conclusive and binding on all participants.

Exhibit A
Branded Performance Measures
($ in millions, except Corporate EPS)

Performance Indicator	Weight		Threshold			Target			Maximum
Net Sales Dollars*	*	*%	$	*	*	$	*	*	$	*	*

Gross Margin Percentage*	*	*%	$	*	*	$	*	*	$	*	*

Operating Profit Dollars*	*	*%	$	*	*	$	*	*	$	*	*

AR and Inventory Days*	*	*%	$	*	*	$	*	*	$	*	*

Lost Time Accident Rate*	*	*%	$	*	*	$	*	*	$	*	*

Corporate EPS*	*	*%	$	*	*	$	*	*	$	*	*

*Excludes special items related to Tom’s integration.

[**Targets not required to be disclosed.]

Exhibit B
Private Label Performance Measures
($ in millions, except Corporate EPS)

Performance Indicator	Weight		Threshold			Target			Maximum
Net Sales Dollars	*	*%	$	*	*	$	*	*	$	*	*

Gross Margin Percentage	*	*%	$	*	*	$	*	*	$	*	*

Operating Profit Dollars	*	*%	$	*	*	$	*	*	$	*	*

AR and Inventory Days	*	*%	$	*	*	$	*	*	$	*	*

Lost Time Accident Rate	*	*%	$	*	*	$	*	*	$	*	*

Corporate EPS*	*	*%	$	*	*	$	*	*	$	*	*

*Excludes special items related to Tom’s integration.

[**Targets not required to be disclosed.]

Exhibit C

		Performance	Award	Target
Name	Title	Measures	Percentage	Incentive
David V. Singer	President and Chief	Branded *%	*%	$*
	Executive Officer	Private Label *%

R. D. Puckett	Executive Vice	Branded *%	*%	$*
	President, Chief	Private Label *%
Financial Officer,
Treasurer and
Secretary

H. D. Fields	Vice President and	Branded *%	*%	$*
	President, Vista	Private Label *%
Bakery, Inc.

L. R. Gragnani, Jr.	Vice President	Branded *%	*%	$*
	- Information	Private Label *%
Technology/CIO

E. D. Leake	Vice President	Branded *%	*%	$*
	- Human Resources	Private Label *%

B. W. Thompson	Vice President	Branded *%	*%	$*
	- Supply Chain	Private Label *%

F. I. Lewis	Vice President	Branded *%	*%	$*
	- Sales	Private Label *%

M. E. Wicklund	Controller and	Branded *%	*%	$*
	Assistant Secretary	Private Label *%

[*Award targets omitted for participants as targets not required to be disclosed.]